Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
SFN GROUP, INC., A DELAWARE CORPORATION
WITH AND INTO
SPHERION CORPORATION, A DELAWARE CORPORATION
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     SPHERION CORPORATION, a corporation organized and existing in the laws of Delaware (the “Corporation”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), DOES HEREBY CERTIFY:
     FIRST: That the Corporation was incorporated on September 15, 1987, pursuant to the Delaware Corporation Law.
     SECOND: That effective Tuesday, February 23, 2010, at 9:30 a.m. the Corporation will merge the following wholly-owned subsidiary with and into the Corporation: SFN GROUP, INC. (“SFN”), a corporation incorporated on February 16, 2010, pursuant to the Delaware Corporation Law (the “Merger”).
     THIRD: That the Board of Directors and sole Shareholder of SFN, by action taken by written consent dated February 23, 2010, approved the Merger of SFN into the Corporation.
     FOURTH: That the Corporation hereby merges SFN with and into the Corporation, which shall survive the Merger, in accordance with the terms and subject to the conditions contained in the resolutions of the Board of Directors of the Corporation set forth hereunder and the Delaware Corporation Law.
      FIFTH: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting of the Board held on February 16, 2010, determined to merge SFN with and into the Corporation:
     APPROVAL OF MERGER OF SFN GROUP, INC. WITH AND INTO THE CORPORATION.
RESOLVED, that effective as of February 23, 2010, or another date selected by management reasonably close thereto, the Corporation change its name to SFN GROUP, INC.;
FURTHER RESOLVED, that the Corporation give effect to its name change by means of a merger strategy under Delaware General Corporation Law that will not require shareholder approval for such name change;

FURTHER RESOLVED, that each officer of the Corporation is hereby authorized to execute and deliver any and all documents, and do all other acts and things as may be necessary or desirable, in order to carry out and comply with the foregoing recitals and resolutions, including the preparation and filing of a restated certificate of incorporation, bylaws and other documents as required by law; and
FURTHER RESOLVED, that all of the acts and things done by any officer of the Corporation, whether heretofore or hereafter done, which are in conformity with the provisions and intent of these recitals and resolutions are hereby in all respects approved, ratified and confirmed.
     IN WITNESS WHEREOF, SPHERION CORPORATION has caused this Certificate to be signed by an authorized officer this 23rd day of February, 2010.

SPHERION CORPORATION, a Delaware corporation
By:	/s/ Thad S. Florence
	Name:	Thad S. Florence
	Title:	Vice President Legal and Corporate Secretary